Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Dr. Michael Venuti

DATE:  February 21, 2006

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International fourth quarter 2005 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the Company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Dr. Michael Venuti, CEO of Discovery Partners International.  Please go ahead, sir.

Michael Venuti:  Thank you and good morning.  I’m Michael Venuti, acting Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners fourth quarter 2005 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter and the year ended December 31, 2005, review the Company’s offerings in the market and provide guidance for 2006.  As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations, our research and development efforts and our business environment, including 2006 expectations of revenue, loss and cash utilization and year-end cash balance, its ability to establish and maintain collaborations that generate revenue and shareholder value, its strategies for using the Company’s current financial and scientific assets to accelerate its entry into more substantial value-creating activities, its ability to execute on any of these strategies, including any mergers or acquisitions that are specifically identified to create or enhance a product portfolio, its ability to integrate any acquired businesses or assets, and other risks and uncertainties more fully described in the Company’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission and other SEC filings.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

In addition, in response to Regulation G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures but will only highlight the magnitude of any charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8-K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman: Thanks Mike and Good Morning:

Revenues from continuing operations for the fourth quarter ended December 31, 2005, were $7.4 million, 40 percent below the fourth quarter of 2004, and 33 percent below the third quarter of 2005.  The decrease versus the third quarter was primarily due to the decrease in chemistry services revenues caused by decreased levels of shipments of compounds and provision of other services to Pfizer, which accounted for 40 percent of our revenues for this quarter, which more than offset higher medicinal chemistry revenues.  This decrease more than offset higher screening services revenues caused by higher screening volumes in the fourth quarter versus the third quarter.  The decrease versus prior year was caused by lower chemistry service revenue from Pfizer, and from lower screening services revenues caused by lower screening volumes.

As a result of our previously announced sale of our instrumentation product lines, the Company no longer reports any product revenues and associated expenses, nor any historical operating results related to the net assets sold.  These results are reported as discontinued operations.

Gross margin, as a percentage of revenue, for the fourth quarter of 2005 was 10 percent, down from 42 percent in the fourth quarter of 2004 and 38 percent in the third quarter of 2005.  The decrease in gross margin as a percentage of revenue versus the third quarter resulted from lower chemistry services margins caused by lower volumes and from accelerated depreciation charges and reserves on raw material inventory charges related to our decision to cease chemistry library synthesis operations in our South San Francisco facility, and from charges relating to the true-up of our lease remediation obligations.  The decrease in gross margin as a percentage of revenue versus last year resulted from lower volumes in all service revenues, an unfavorable mix of revenues, as well as the aforementioned charges and reserves.

Research and development costs for the fourth quarter of 2005 were $1.1 million, up from $0.5 million in the fourth quarter of 2004, and down slightly from $1.2 million in the third quarter of 2005.  The increase in research and development costs versus the prior year resulted from the acquisition of the natural compound business of Biofrontera Discovery GmbH and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on in silico tools, screening assays and drug discovery process development.

SG&A costs for the fourth quarter of 2005 were $3.8 million, up from the $3.3 million result in the fourth quarter of 2004 and the $3.5 million result in the third quarter of 2005.  SG&A costs in the fourth quarter were negatively impacted by $0.5 million due to severance payments to our former CEO, which were partially offset by decreased business development expenses from lower staffing levels.

The Company recorded a $0.9 million restructuring charge during the fourth quarter of 2005 related to the consolidation of our South San Francisco chemistry operations, compared to a nominal restructuring credit during the third quarter of 2005 related to an estimated accrual associated with the completion of remediation activities in the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in 2004.

Amortization of stock based compensation for the fourth quarter of 2005 was $0.2 million, down from the $0.3 million results in both the fourth quarter of 2004 and the third quarter of 2005 due to the natural declining rate of amortization and the suspension of charges related to our former CEO and our former head of our instrumentation product line.

The Company reported a $3.7 million non-cash asset impairment charge during the fourth quarter of 2005, in connection with our decision to discontinue further commercialization efforts for our uARCS screening technology platform.  As a result of this impairment, the Company will forego approximately $0.3 million of quarterly amortization charges going forward.  There were no impairment charges in either the third quarter of 2005 or the fourth quarter of 2004.

The Company reported a $8.3 million loss from continuing operations during the fourth quarter of 2005, compared to an operating profit of $1.2 million in the fourth quarter of 2004 and a $0.6 million loss from continuing operations in the third quarter of 2005.  The increase in the loss in the fourth quarter versus the third quarter is primarily due to the reduction in gross margin driven by lower revenue volumes, and the asset impairment and restructuring charges.  The loss in the quarter versus the prior year result is primarily due to the reduction in gross margin driven by lower revenue volumes, the asset impairment and restructuring charges, higher R&D costs, and higher SG&A costs.

The Company reported a $0.4 million gain on sale of discontinued operations during the quarter, relating to the sale of our instrumentation product lines.  In addition, the discontinued operations contributed a $46 thousand loss for the fourth quarter of 2005, compared to profits of $0.3 million and $0.2 million during the third quarter of 2005 and fourth quarter of 2004, respectively.

Net loss for the quarter ended December 31, 2005 was $7.9 million, or $0.30 per share, compared to net income of $1.4 million, or $0.05 per share in the fourth quarter of 2004, and a net loss of $0.3 million, or $0.01 per share in the third quarter of 2005.

Revenues from continuing operations for the twelve months ended December 31, 2005, were $34.8 million, 21 percent below the $44.3 million result in 2004.  The decrease in revenue for the 2005 period versus 2004 was due to lower revenue in all service categories.  The primary driver of the decreased revenue was lower chemistry service revenue from Pfizer and lower screening service revenue caused by a lower level of screening service activity.  The decrease in chemistry service revenue was partially offset by new revenue from the NIH.

Gross margin, as a percentage of revenue, for 2005 was 28 percent, down from 43 percent in 2004.  The year over year decrease in gross margin as a percentage of revenue resulted from lower volumes in all service revenues, an unfavorable mix of revenues, from the accelerated depreciation charges and reserves on raw material inventory related to our decision to cease chemistry library synthesis operations in our South San Francisco facility, and from charges relating to the true-up of our lease remediation obligations.

Research and development costs for 2005 were $3.9 million, up from $1.5 million in 2004.  The year over year increase in research and development costs resulted from the acquisition of the natural compound based discovery business from Biofrontera Discovery GmbH and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on in silico tools, screening assays and drug discovery process development.

SG&A costs for 2005 were $15.1 million, up from $14.4 million in 2004, resulting primarily from costs related to separation agreements with former executives, which more than offset savings from decreased business development activities and lower incentive compensation costs.

The Company recorded a $1.0 million of restructuring charges during 2005 related to the consolidation of our South San Francisco chemistry operations into our San Diego facility and due to higher than expected facility remediation costs in connection with the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in 2004.

Amortization of stock based compensation for 2005 was $1.0 million, up slightly from the $0.9 million result in 2004.

During 2005, the Company recorded non-cash impairment charges of $4.7 million in 2005 related to our decision to discontinue further commercialization efforts for our uARCS screening technology platform and to the partial write-down of our toxicology-based intangible assets.  The loss of a customer, due to bankruptcy, indicated the carrying value of our toxicology-based intangible assets was not recoverable.  There were no impairment charges in 2004.

The Company reported a $13.7 million loss from continuing operations during 2005, compared to an operating profit of $3.4 million in 2004.  The loss in 2005 versus 2004 is primarily due to the reduction in gross margin caused by lower revenue volumes, the impairment and restructuring charges, and higher R&D and SG&A costs.

The Company reported a $0.4 million gain on sale of discontinued operations during 2005, relating to the sale of our instrumentation product line.  During 2005 the discontinued operations contributed a $0.8 million loss, compared to a profit of $0.5 million in 2004.

Net loss for 2005 was $14.2 million, or $0.54 per share, compared to net income of $3.9 million, or $0.15 per share in 2004.

Cash and short-term investments at December 31, 2005 were $83.5 million, an increase of $2.8 million from the balance at

September 30, 2005 due primarily to a reduction in working capital requirements associated with the decrease in revenues and the sale of the instrumentation product line, and a decrease in our fixed asset requirements, which more than offset the net loss exclusive of the non-cash impairment charge.

For 2006, due to the loss of the Pfizer contract and the consolidation of our chemistry operations, we are projecting a net loss in the range of $15 million to $17 million on a revenue level of about two-thirds that of 2005.  At the present time, we have about 70% of the anticipated 2006 revenue amount in backlog.  At this level of net loss, we would project to burn between $12 million and $14 million of cash, which means we would expect to end 2006 with a net cash balance in excess of $70 million.

Now let me ask Mike to review the operations for 2005 and the key milestones for 2006.

Michael Venuti:

Thank you Craig.

Discovery Partners International, since its founding in 1995 as IRORI, has been one of a select group of companies providing the pharmaceutical and biotech industry with key products and services for drug discovery.  Our original instrumentation products enabled the first reliable and scaleable industrialization of chemical compound library production.  The commitment to provide quality services and products in this sector was later extended to the synthesis and purification of diverse compound libraries, assay development, high-throughput screening, lead compound characterization for drug-like properties, and numerous other research activities required by pharma and biotech companies pursuing small molecule drug discovery and development.

Throughout the last decade, DPI has worked with dozens of customers, and continued to grow and adapt to meet the ever-changing demands of the customer to provide our services and products with speed, quality and at competitive prices.  The success of this strategy was directly reflected in the Company’s achievement of bottom-line profitability in both 2003 and 2004, mainly supported by chemical library synthesis work for Pfizer and other pharma customers.

However, even with this steady progress, it became very evident as we proceeded through 2005 that the basic business in drug discovery contract research and services was undergoing a major and quite unfavorable market shift.  Worldwide improvements in communications and shipping, coupled with entrepreneurial efforts in rapidly developing countries such as India, China, and in Eastern Europe, enabled the highly-skilled scientists in those areas to build companies providing a similar range of products and services to us and our peer group, but at significantly lower prices.  New guarantees of protection of intellectual property in these countries offered the necessary assurances to the pharma industry that the decision to outsource basic drug discovery offshore had, in the space of a year, become simply a matter of price.  This has essentially resulted in the loss of our ability to consummate synthetic chemistry library contracts, the former bedrock of our profitability.

Nevertheless, we entered 2005 seeking to extend the reach of our technology platform, building value through more highly integrated drug discovery services as part of long-term collaborations.  To enhance our ability to identify novel compounds in high-throughput screening, we acquired the assets of Biofrontera AG in the field of natural products, which secured for us a large library of purified natural products highly complementary to our synthetic compound screening libraries.  We believe this combined synthetic and natural product compound library to be unique and highly competitive with screening libraries at pharma companies, and to be a major asset for DPI.

In this past year, we also inaugurated our compound management facility sponsored under our contract with the National Institutes of Health as part of the new NIH chemo genomic “Roadmap” initiative.  DPI’s core storage facility will select, manage and curate a compound collection of up to one million compounds, and has already begun to provide samples to the nine national screening centers that have been selected to participate.

During the year, we continued to work with companies worldwide in all aspects of drug discovery research.  We sustained collaborations with Allergan, Actelion, Renovis, Japan Tobacco, and TargeGen, and initiated new relationships with partners including Ono Pharmaceuticals, Tanabe, Achaogen, Mitsubishi Pharma and Chroma Therapeutics.  We also received milestone payments from discovery relationships including Allergan and Seikagaku Corporation.  Our major contract for chemical library synthesis with Pfizer entered its final year, and continued to provide a healthy revenue stream to offset much, but not all, of our research expense.  We ended 2005 with $83.5 million in cash.

By year-end, however, the mounting challenges to our business were amply demonstrated to us in three of our core revenue-generating operations.  First, we announced late in the year our non-renewal of the major contract from Pfizer for 2006 and beyond.  The impact of the loss of this revenue is dramatic, and has caused us to close our library synthesis facility in South San Francisco, and to consolidate our chemistry platform into our San Diego facility. We decided to sell our instrumentation product line, as it was not consistent with our current collaborations strategy.  We also believe that outsourcing pricing pressure on biology services, similar to that already seen in chemistry, is looming, and has and will continue to force us to reduce our reliance on such fee-for-service work as the primary basis of our business.

Let me briefly update you on the shutdown of our South San Francisco facility.  As of January 31st, most of the scientific staff have departed, leaving a skeleton crew to clean and remediate the chemistry laboratory space.  We are hopeful that this space will be sublet in the coming months.  In the remaining one-third of that space, the NIH Roadmap Compound management facility remains fully staffed and operational, and will remain so under that contract.  Please let me offer my sincerest thanks to the DPI South San Francisco employees, past and present for their service to the company.  This group paved the way for both large library and rapid medicinal chemistry synthesis, and did an outstanding job.  They set the example for quality and speed that are now the industry standard.  We wish them our best as they pursue new careers in science.

We enter 2006 cognizant of these facts under reorganized management and with an imperative from our Board to make best use of DPI’s current financial and scientific assets to accelerate the Company’s entry into more substantial value-creating activities.  At this point, we are currently exploring a range of options, including merger or acquisition opportunities that are specifically identified to create or enhance a product portfolio with defined risk and timelines to milestones.  Through such a combination, or other options that we may pursue, we intend to provide our shareholders a clear and focused pathway to increased value.

This concludes the first part of our conference call.  We are available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I would like to thank all of you for participating on

this teleconference and look forward to talking to you again soon.

Thank you.